Exhibit 99.1

October 8, 2014	Media: Jim Hughes - 781.751.5404
Investors: Ellen A. Taylor - 203.897.4240

Citizens Financial Group Announces Completion of Private Subordinated Note Offering and Share Repurchase Transaction

PROVIDENCE, RI – Citizens Financial Group, Inc. (NYSE: CFG) today announced the close of its planned $334 million capital exchange transaction (the Transaction) with its majority shareholder, The Royal Bank of Scotland Group plc (RBS). The Transaction involved CFG’s issuance of $334 million of 10-year subordinated notes at a rate of 4.082% per annum and the simultaneous repurchase of 14,297,761 shares of its common stock owned by RBS at $23.36 per share. The purchase price of the shares was based on CFG’s five day weighted-average price per share preceding its October 6, 2014 repurchase agreement with RBS.

“We are pleased to announce the completion of our last capital exchange transaction for 2014," said John Fawcett, Chief Financial Officer for CFG. “The continued normalization of our capital structure is part of our broader effort to deliver enhanced shareholder value.”

The Transaction is part of CFG’s capital action plan as reviewed by the Federal Reserve Board in its 2014 Comprehensive Capital Analysis and Review process and reduces CFG's pro forma June 30, 2014 Tier 1 common equity ratio by 33 basis points.  The Transaction, in addition to CFG's previously disclosed August 1, 2014 $333 million capital exchange transaction, results in a pro forma Tier 1 common equity ratio of 12.6% as of June 30, 2014.  These capital exchange transactions have no impact on either the level of total regulatory capital or the total regulatory capital ratio of CFG. Immediately following the close of the Transaction, CFG’s pro forma second quarter 2014 common shares outstanding would have totaled approximately 546 million shares.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. (NYSE: CFG) is one of the nation’s oldest and largest financial institutions, with $130.3 billion in assets as of June 30, 2014. Headquartered in Providence, Rhode Island, the company offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Caution Concerning Forward-Looking Statements:

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”  Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management.  Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.  We caution you, therefore, against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation: our ability to successfully execute our strategic plan, including by increasing revenue, reducing costs and executing our capital initiatives; our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations; the rate of growth in the economy and employment levels, as well as general business and economic conditions; changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets; changes in federal bank regulatory and supervisory policies, including required levels of capital; the impact of the Dodd-Frank Act on our businesses, business practices and costs of operations; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in the markets in which our borrowers are located; competition in the financial services industry; legislative, tax, accounting or regulatory changes; negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision for credit losses; adverse movements and volatility in debt and equity capital markets; changes in market rates and prices, which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; our ability to grow our core businesses; decisions to downsize, sell or close units or otherwise change our business mix; and management’s ability to identify and manage these and other risks.  Any forward-looking statement made by us speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.